U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DNAPrint Genomics, Inc.
(Exact name of registrant as specified in charter)

UTAH	59-2780520
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1621 W. University Parkway, Sarasota, FL 34243
(Address of principal executive offices)

Consultant Compensation
(Full title of the Plan)

Richard Gabriel	With a copy to:
Chief Executive Officer and President	Michael T. Cronin
DNAPrint Genomics, Inc.	Johnson, Pope, Bokor, Ruppel & Burns, LLP
1621 W. University Parkway	911 Chestnut Street
Sarasota, FL 34243	Clearwater, FL 33756
(941) 366-3400	Phone: (727) 461-1818
(Name, address, and telephone number of agent for service)	Fax: (727)-441-8617

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock	20,000,000 (1)	$0.0041(2)	$82,000	$30.70

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The price of $0.0041per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the Over-The-Counter Bulletin Board on December 17, 2007 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.

PLAN INFORMATION.

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to DNAPrint Genomics, Inc., 1621 W. University Parkway, Sarasota, FL 34243.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE.

The following are hereby incorporated by reference:

(a)

The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 15, 2007 pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, which consists of Form 10-QSB filed on May 14, 2007, August 14, 2007 and November 14, 2007.

(c)

A description of the securities of the Registrant is contained in a Form SB-2 filed on August 9, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.

DESCRIPTION OF SECURITIES.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.

INTEREST OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Each person who is or was a director or officer shall be indemnified by us to the full extent permitted or authorized by the General Corporation Law of Utah. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of DNAPrint Genomics, Inc., such person shall be indemnified against expenses, including attorneys' fees, reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.

EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Michael T. Cronin, Esq. (filed herewith).

10.1	Letter Agreement between the Company and Arthur Sytkowski, dated March 1, 2007(included as exhibit 10.56 to the Form 10-KSB filed March 15, 2007, and incorporated herein by reference).

10.2	Agreement between the Company and Dr. Arthur Sytkowski, dated August 1, 2007 (included as exhibit 10.1 to the Form 10-QSB filed November 14, 2007, and incorporated herein by reference).

23.1	Consent of Counsel (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Certified Public Accountants (filed herewith).

ITEM 9.

UNDERTAKINGS.

(a)

The Registrant hereby undertakes:

1.

To file, during any period in which it offers or sells securities are being made, a post-effective amendment to this registration statement to:

(i)

Include any additional or changed material information with respect to the plan of distribution.

2.

For determining liability under the Securities Act of 1933, that each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on December 21, 2007.

DNAPrint Genomics, Inc.

By:	/s/ Richard Gabriel
Richard Gabriel
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933.  This registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Tony Frudakis	December 21, 2007
Tony Frudakis
Director

/s/ Hector Gomez	December 21, 2007
Hector Gomez
Director